EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 18, 2021, with respect to the consolidated financial statements of Ramaco Resources, Inc. and its subsidiaries contained in this Registration Statement on Form S-1 (File No. 333-257166), which is incorporated by reference in this Registration Statement on Form S-1MEF. We consent to the incorporation by reference of the aforementioned report in the Registration Statement, and to the use of our name as it appears under the caption “Experts” in the prospectus incorporated by reference in this Registration Statement.

/s/ Briggs & Veselka Co.
Briggs & Veselka Co.
Houston, Texas

July 8, 2021